Jackson Claborn, Inc.
• Real Estate Consulting and Appraisal Services •
• Plano, Texas • Southlake, Texas •
www.jacksonclaborn.com
Jimmy H. Jackson, MAIDavid Claborn, MAI
Allen W. Gardiner, SRADod W. Clapp, SRA

December 27, 2006

United Development Funding III, L.P.
1702 N. Collins Boulevard
Suite 100
Richardson, Texas 75080

Attn:  Mr. Jeff Shirley, President
  UMTH Land Development, L.P.,
It’s general partner

Ladies and Gentlemen:

      You have requested our opinion as an independent advisor (as that term is defined in the Prospectus of United Development Funding III, L.P. dated May 15, 2006) as to the fairness of the terms of that certain note to be dated on or about December 27, 2006 amongst and between United Development Funding III, L.P., a Delaware limited partnership, and United Development Funding, L.P., a Nevada limited partnership (“UDF”). Pursuant to the terms of this note (the “UDF Note”), UDF III will advance to UDF the amount of up to $6,328,010.00 that matures June 21, 2007 at an interest rate of 12%.

UDF is a private real estate finance company with offices in Richardson and Bedford, Texas. As of month end November 2006, UDF had assets of $97,677,733, senior debt of $28,847,861, subordinated debt of $35,334,289 and equity of $32,862,452, and net income of $8,531,326.

We understand that the terms of the UDF Note are as follows:

Loan Amount:  Up to $6,328,010.00.

Interest Rate:  12%.

Term:   Matures June 21, 2007.

We further understand that these terms, as well as all other terms and fees, are exactly the same as the terms of the note by UDF to UDF Tx One, L.P., a Texas limited partnership, with respect to a loan closed in June 2006 (the “UDF Tx One Note”).

The UDF Note is a direct obligation of UDF. In addition, UDF III will have a 1st lien on 190 platted lots in our existing master planned community that will be substantially developed by the end of 2007 and located in the Denver north sub market. With the UDF Note, UDF III is advancing approximately 100% loan-to-cost and 81% loan-to-value. Additionally, a top five national homebuilder has optioned to purchase the land by a date no later than June 21, 2007 and is paying a monthly option fee to UDF Tx One in an amount at least equal to the monthly interest to be paid on the UDF Note. Further, UDF has equity of $32,862,452, and net income of $8,531,326 through month end November 2006.

We are a full service real estate appraisal and consulting firm. As part of our real estate appraisal and consulting services, we are regularly engaged in the consultation with regard to real estate value and finance.

We are acting as an independent advisor to United Development Funding III, L.P. in connection with the UDF Note and will receive a fee for our services. The opinion fee is not contingent upon the consummation of the described transaction. In addition, UMTH Land Development, L.P. has agreed to indemnify us for certain liabilities arising out of our engagement.

In the course of performing our review and analysis for rendering this opinion, we have: (i) reviewed the terms of the UDF Note, (ii) reviewed the terms of the UDF Tx One Note, (iii) reviewed materials provided to us by members of the senior management of UDF III with respect to the described transaction; (iv) conducted discussions with members of the senior management of UDF III with respect to the described transaction; and (v)  conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.

With respect to the data and discussions relating to the transaction, we have assumed, at the direction of management of UDF III and without independent verification, that such data has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of UDF III. We have further relied on the assurances of senior management of UDF III that they are unaware of any facts that would make such information incomplete or misleading.

       In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by UDF III, and have not assumed responsibility for independently verifying and have not independently verified such information. We have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the respective assets or liabilities (contingent or otherwise) involved in the contemplated transaction. In addition, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property involved in the contemplated transaction. Additionally, we have not been asked and did not consider the possible effects of any litigation or other legal claims.

       Our opinion is subject to the assumptions and conditions set forth herein, speaks only as of the date hereof, is based on market, economic, financial, legal and other conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal or other circumstances or events of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm our opinion.

       Our opinion expressed herein is provided for the information and assistance of the senior management of UDF III in connection with its consideration of the UDF Note.

Our opinion does not address the merits of the underlying decision by UDF III to undertake the UDF Note.

       Our opinion addresses solely the fairness of the terms of the UDF Note.

       Based on and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, that the terms of the UDF Note are fair and at least as favorable to UDF III as such transaction with an unaffiliated party in similar circumstances.

Sincerely,

/s/ Jackson Claborn, Inc.

Jackson Claborn, Inc.